EXHIBIT 5.1

December 22, 2005

Micromuse Inc.

650 Townsend Street, Suite 475

San Francisco, CA 94103

Re:	Micromuse Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Micromuse Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 640,000 shares of the Company’s common stock (the “Shares”) which became automatically available for issuance as of November 1, 2005, under the Company’s 1998 Employee Stock Purchase Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plan. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of the Plan and in accordance with the Registration Statement, the Shares will be duly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ Baker & McKenzie LLP
BAKER & MCKENZIE LLP